Exhibit 99.1

CenturyLink Chief Financial Officer Sunit Patel to depart company

Neel Dev, Group Vice President, Finance, announced as interim CFO

MONROE, La., Sept. 24, 2018 – CenturyLink, Inc. (NYSE: CTL) today announced that Executive Vice President and Chief Financial Officer Sunit Patel has resigned from CenturyLink after accepting an executive leadership role at another company. Patel’s resignation is effective Sept. 28. CenturyLink will initiate a search process for his replacement that will include both internal and external candidates.

Neel Dev, CenturyLink’s group vice president of finance, has been named interim CFO effective upon Patel’s departure. Dev served as the integration planning lead for Level 3 in the recent CenturyLink acquisition and currently has responsibility for business unit finance support, supply chain and procurement, capital governance management, budgeting and financial performance analysis and management. He has been part of Patel’s leadership team for 14 years and has more than 20 years of experience in the telecommunications industry, in both financial and operational roles.

“Sunit has made significant contributions to CenturyLink and Level 3 as CFO, and he has been a valuable partner to both companies and to me,” said Jeff Storey, president and chief executive officer of CenturyLink. “Additionally, Sunit did a great job in building bench strength and an excellent leadership team across the finance organization. As Sunit focused on our external stakeholders, Neel has been our de facto operational CFO and part of my management team for the past ten years. I am highly confident he will continue our drumbeat of financial discipline across CenturyLink with a focus on synergy attainment, operating efficiency and profitable growth.”

About CenturyLink

CenturyLink (NYSE: CTL) is the second largest U.S. communications provider to global enterprise customers. With customers in more than 60 countries and an intense focus on the customer experience, CenturyLink strives to be the world’s best networking company by solving customers’ increased demand for reliable and secure connections. The company also serves as its customers’ trusted partner, helping them manage increased network and IT complexity and providing managed network and cyber security solutions that help protect their business.

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Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release identified by words such as “expects,” “believes,” “will” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to uncertainties, including the completion of documentation of the above-described arrangements. Actual events and results may differ materially from those anticipated by us in those statements. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Media Contact:

Debra Peterson

913-353-7569

debra.d.peterson@centurylink.com